Exhibit 8.2

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue, 44th Floor

New York, New York 10174

May 9, 2025

AMC Corporation

4794 231st Place S.E.

Sammamish, WA 98075

Ladies and Gentlemen:

We have acted as counsel to AMC Corporation, a Washington corporation (“AMC” or the “Company”), in connection with a Business Combination Agreement, dated as of August 16, 2024 (as amended from time to time, the “Merger Agreement”), entered into by and among (i) AMC, (ii) AlphaVest Acquisition Corp, a Cayman Islands exempted company (“ATMV” or “SPAC”) and (iii) AV Merger Sub Inc, a Washington corporation (“Merger Sub”). We are furnishing this letter at the request of AMC in connection with the filing of a Registration Statement on Form S-4 (File No. 333-283183)(as amended, the “Registration Statement”) filed by ATMV and AMC with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contemplates the de-registration of SPAC as an exempted company in the Cayman Islands and the transfer by way of continuation of SPAC as a Delaware corporation (the “Domestication”) and immediately following, and on the same date as, such Domestication, the merger of Merger Sub with and into AMC (the “Merger” and together with the Domestication, the “Business Combination”) with AMC surviving the merger and becoming a wholly-owned subsidiary of ATMV. Accordingly, the Registration Statement relates to the registration by ATMV of its common stock to be issued following the Domestication to the securityholders of AMC in connection with the Merger. The Business Combination is described in the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) and such agreements, other documents, records, and certificates of officials and other representatives of SPAC, Merger Sub and the Company, and such other documents as we have deemed relevant or necessary in connection with our opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have relied, without independent verification, on certificates of officials and other representatives of AMC, SPAC and Merger Sub and, as to questions of fact material to such opinions, upon representations of AMC, SPAC and Merger Sub, certificates of officials and other representatives of AMC, SPAC and Merger Sub and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Domestication will be consummated in the manner described in the Registration Statement, (ii) the Merger will be effected in accordance with the Merger Agreement and none of the material terms and conditions of the Merger Agreement have been or will be waived or modified, (iii) the statements set forth in the Merger Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iv) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, (v) as to factual matters, the accuracy of each of the representations, warranties and agreements contained in any document, and (vi) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Merger Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption titled “Material U.S. Federal Income Tax Consequences – Tax Consequences of the Merger to Company Stockholders” insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Merger. We note that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences – Tax Consequences of the Merger to Company Stockholders” does not address all of the U.S. federal income tax consequences of the Merger that may be applicable to the Company or the holders of the Company securities. Our opinion represents our legal judgment as to the described U.S. federal income tax consequences of the Merger.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion relates solely to the material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of AMC. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Graubard Miller
Graubard Miller